NEWS   FROM

Petroleum Development Corporation

28:

FOR IMMEDIATE RELEASE:  November 21, 2005

CONTACT:  Steven R. Williams - (304) 842-3597   http://www.petd.com

Petroleum Development Corporation Reports Drilling Results of Exploratory Bakken Well and Acquisition of Additional Acreage in Nesson Horizontal Play in Western North Dakota

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ/NMS PETDE) today announced that it has successfully drilled and completed the Fedora #34-22H, a horizontal Bakken Shale well, located in Township 146 North, Range 94 West, Dunn County, North Dakota. The Company also announced that it has assembled a prospect encompassing approximately 30,000 acres in Burke County, North Dakota to explore for oil and gas reserves in the Nesson formation in another developing horizontal drilling opportunity.

The Fedora well was drilled to a total depth of 18,315 feet including the deepest 7,465 ft. that was drilled as a single horizontal lateral in the Middle Bakken (10,780 true vertical depth).  The well was completed and placed in production in late September 2005.  Field production volumes for the well totaled approximately 8,350 barrels of oil during the first month of production and the well continues to flow unassisted at approximately 150 barrels of oil per day (Bopd) against 500 psig through a 12/64 choke. Gas production currently is approximately 100 Mcf per day and is temporarily being flared. The sales line is anticipated to be completed this week. The estimated total cost for the Fedora well is approximately $3.9 Million Dollars.

Over the next month the Company expects to install pumping equipment on the well.  It is anticipated that production volumes will increase with the installation of pumping equipment but the amount of increase (if any) cannot be predicted.  Additional production data is required to make a reliable estimate of ultimate recovery (EUR) for this well.  Bakken Shale wells with similar initial production rates and lateral length located in Richland County, Montana, generally have had EUR's ranging from 200,000 barrels of oil equivalent (BOE- where 6 Mcf equals 1 BOE) to 400,000 BOE.  Additional production information for the Fedora well will be required to determine whether the North Dakota well will achieve results within this range.

The Company expects to drill an additional 1-2 exploratory test wells during the 1st and 2nd quarters of 2006 to test Bakken Shale productivity on other acreage blocks in the prospect area.  Development drilling activity on acreage in the area of the Fedora well is anticipated to commence in late 2nd quarter or early 3rd quarter of 2006.  The drilling of additional exploratory and development Bakken wells is subject to the availability of suitable equipment and services.  At this time the Company does not have commitments for all of the equipment and services that will be required to drill the wells on the schedule previously discussed.

The Company has acquired the rights to develop approximately 30,000 acres in Burke County, ND, in an area that is currently experiencing a resurgence of horizontal drilling development in the Nesson interval.  The Nesson interval is found at drilling depths of approximately 6,000 feet with development anticipated to encompass dual lateral legs of approximately 4,000 feet each (total drilling length of approximately 14,000 feet).  If improved drilling and completion technologies have the anticipated results, successful well EUR's are anticipated to be approximately 100,000 BOE or more.  There is no assurance that the Company's drilling efforts in this area will be successful or achieve these results.  Drilling and completion costs for Nesson horizontal wells are estimated to be approximately $1,500,000 and the dry hole cost is estimated to be approximately $1,250,000.  The Company hopes to commence an initial test well in late 1st quarter or early 2nd quarter of 2006 depending upon equipment and service availability.  At this time the Company does not have commitments for all of the equipment and services that will be required to drill the wells on the schedule previously discussed.

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About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas.  The Company operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the third quarter of 2004, the Company was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of companies in 2003.  PDC was named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies in 2001 and 2002.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street • P. O. Box 26 • Bridgeport, West Virginia • Phone:  (304) 842-3597